                                                               Exhibit 99.1

 Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211 [GRAPHIC REMOVED HERE]

                                                               News Release

                            Media Contact:       Lauren C. Steele
                                                 VP Corporate Affairs
                                                 704-557-4551

                            Investor Contact:    David V. Singer
                                                 Executive VP & CFO
                                                 704-557-4604

FOR IMMEDIATE RELEASE       Symbol:              COKE
---------------------
October 25, 2002            Quoted:              The Nasdaq Stock Market
                                                 (National Market)

     Coca-Cola Bottling Co. Consolidated Reports Third Quarter 2002 Results

.. Comparable physical case volume increased 8.1% in the third quarter
.. Comparable operating cash flow increased 7.4% in the third quarter
.. Comparable net income for the third quarter increased by 26% to $9.5 million

CHARLOTTE, NC -- Coca-Cola Bottling Co. Consolidated today announced earnings of $9.5 million or $1.08 per share for the third quarter of 2002. This compares to net income of $7.9 million or $.90 per share for the third quarter of 2001. For the first nine months of 2002, net income was $23.7 million or $2.69 per share as compared to $11.1 million or $1.27 per share for the first nine months of 2001.

Three items materially impact comparability of 2002 results to prior year. These include the consolidation of Piedmont Coca-Cola Bottling Partnership, a previously unconsolidated subsidiary in the first quarter 2002, the adoption of the new accounting standard for amortizing goodwill and other intangible assets and a non-recurring income tax benefit in the third quarter of 2001. Adjusting for these items, net income was up 26% and 51% for the third quarter and first nine months of 2002, respectively.

Comparable net sales were up 7% in both the third quarter and the first nine months of 2002. This growth was driven primarily by higher bottle/can volume which was up 8% and 6% in the third quarter and first nine months, respectively. The differences between the growth rates in net sales and volume reflect increased contract sales to other Coke bottlers, shifts in channel and package mix and targeted changes in net selling prices. Excluding contract sales to other Coke bottlers, the Company's gross margin improved by approximately one-half percentage point in the third quarter and nearly one percentage point in the first nine months of 2002, reflecting the success of the Company's pricing and mix management strategies. Operating expenses grew at about the same rate as net sales, reflecting solid productivity improvements offset by higher incentive-based pay, increased wage rates, material increases in employee benefits expense and sharply higher property and casualty insurance costs. Comparable operating cash flow improved by 7.4% in the third quarter and 8.1% the first nine months of 2002.

J. Frank Harrison, III, Chairman and CEO, said, "The Company's third quarter net income performance was driven by solid gains in operating cash flow and continued declines in interest expense. The increase in operating cash flow reflects profitable growth in volume driven by the continued success of Dasani and the introduction of new brands, led by Vanilla Coke." Mr. Harrison said, "The Company's third quarter performance builds on solid trends from the prior year. On a comparable basis, the 8% volume growth in the third quarter of 2002 follows 3.4% growth in the third quarter of 2001. In addition, the 19% interest expense decline follows a similar decline posted in the third quarter last year." Mr. Harrison attributed the significant declines in third quarter 2002 interest expense to a material reduction in debt and lower interest rates.

William B. Elmore, President and COO, said, "The Company's excellent performance in the third quarter was driven by new brand introductions, package innovations and profitable growth in Dasani. Vanilla Coke, which was introduced in June, continues to exceed our expectations." This brand represents more than 3% of the Company's third quarter volume and accounted for 42% of the total volume growth for the quarter. In addition, Fanta Flavors and Minute Maid Lemonade are new this year and together delivered approximately 40% of the quarter's volume growth. The Company's Dasani business continues to deliver excellent growth in volume and improvements in market share with no deterioration in gross margin. For the third quarter, Dasani's physical case volume was up more than 45% and now represents 6% of our total volume. This growth was driven in large measure by packaging innovations. We now offer a broad variety of package configurations for both take-home and immediate consumption occasions. Our newest offering, the Dasani 12 ounce PET Fridgepack(TM), has been a big hit with consumers, accounting for 40% of Dasani's growth for the quarter. Mr. Elmore said, "I believe our commitment to packaging innovation for Dasani has been the key to our ability to drive volume growth and gain market share while maintaining our profit margins in this critically important category."

Forward-looking statements.

Included in this news release are several forward-looking management comments and other statements that reflect management's current outlook for future periods. These expectations are based on currently available competitive, financial and economic data along with the Company's operating plans, and are subject to future events and uncertainties. Among the events or uncertainties which could adversely affect future periods are lower-than-expected net pricing resulting from increased marketplace competition, an inability to meet requirements under bottling contracts, an inability to meet performance requirements for expected levels of marketing support payments from The Coca-Cola Company, material changes from expectations in the cost of raw materials, the inability of our aluminum can or PET bottle suppliers to meet our demand, higher than expected fuel prices and unfavorable interest rate fluctuations. The forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found on pages 23 and 24 of the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2001.

                               --Enjoy Coca-Cola-

Coca-Cola Bottling Co. Consolidated
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
In Thousands (Except Per Share Data)

                                                          Third Quarter                             Nine Months
                                            --------------------------------------   --------------------------------------
                                                                        Pro forma                                Pro forma
                                                2002          2001*        2001**        2002         2001*        2001**
                                            -----------   -----------   ----------   -----------  -----------    ----------
Net sales                                   $   333,047   $   258,600   $ 311,508     $ 957,364    $ 744,638     $ 896,197
Cost of sales                                   179,129       142,645     168,415       509,193      407,853       481,518
                                            -----------   -----------   ---------     ---------    ---------     ---------
Gross margin                                    153,918       115,955     143,093       448,171      336,785       414,679
                                            -----------   -----------   ---------     ---------    ---------     ---------
Selling, general and administrative
 expenses                                       102,961        76,377      95,650       306,465      226,701       283,589
Depreciation expense                             19,405        16,810      18,102        56,247       49,208        53,294
Amortization of goodwill and
 intangibles                                        683         3,721       5,850         2,056       11,161        17,547
                                            -----------   -----------   ---------     ---------    ---------     ---------
Income from operations                           30,869        19,047      23,491        83,403       49,715        60,249

Interest expense                                 11,454        10,764      14,204        35,471       34,245        44,812
Other income (expense), net                        (221)           88         246        (1,770)      (1,765)       (1,304)
Minority interest                                 2,672                     1,224         6,195                        901
                                            -----------   -----------   ---------     ---------    ----------    ---------
Income before income taxes                       16,522         8,371       8,309        39,967       13,705        13,232
Federal and state income taxes                    6,983           456         434        16,267        2,563         2,376
                                            -----------   -----------   ---------     ---------    ---------     ---------
Net income                                  $     9,539   $     7,915   $   7,875     $  23,700    $  11,142     $  10,856
                                            ===========   ===========   =========     =========    =========     =========

Basic net income per share                  $      1.08   $       .90   $     .90     $    2.69    $    1.27     $    1.24
                                            ===========   ===========   =========     =========    =========     =========

Diluted net income per share                $      1.07   $       .90   $     .89     $    2.67    $    1.26     $    1.23
                                            ===========   ===========   =========     =========    =========     =========

Weighted average number of
 common shares outstanding                        8,864         8,753       8,753         8,807        8,753         8,753

Weighted average number of
 common shares outstanding --
 assuming dilution                                8,924         8,818       8,818         8,887        8,822         8,822

Income from operations                      $    30,869   $    19,047   $  23,491     $  83,403    $  49,715     $  60,249
Amortization of goodwill and
 intangibles                                        683         3,721       5,850         2,056       11,161        17,547
Depreciation expense                             19,405        16,810      18,102        56,247       49,208        53,294
                                            -----------   -----------   ---------     ---------     --------     ---------

Operating cash flow                         $    50,957   $    39,578   $  47,443     $ 141,706    $ 110,084     $ 131,090
                                            ===========   ===========   =========     =========    =========     =========


* Certain prior year amounts have been reclassified to conform to current year classifications.
**Certain prior year amounts have been reclassified to conform to current year classifications and include the results of operations of Piedmont Coca-Cola Bottling Partnership as if it were consolidated with those of the Company beginning January 1, 2001.

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
In Thousands


                                                                                                               Pro forma
                                                                    Sept. 29,      Dec. 30,       Sept. 30,    Sept. 30,
                                                                      2002           2001           2001*        2001**
                                                                  -------------  ------------  ------------  ------------
ASSETS

Current Assets:

Cash                                                               $     8,286   $    16,912   $     6,252   $     7,902
Accounts receivable, trade, net                                         84,365        63,974        63,762        83,760
Accounts receivable from The Coca-Cola Company                          19,965         3,935         7,860         9,601
Accounts receivable, other                                               6,479         5,253         4,611         6,137
Inventories                                                             42,433        39,916        37,180        43,326
Prepaid expenses and other current assets                               16,812        13,379        14,688        14,993
                                                                   -----------   -----------   -----------   -----------
  Total current assets                                                 178,340       143,369       134,353       165,719
                                                                   -----------   -----------   -----------   -----------

Property, plant and equipment                                          834,968       766,222       768,917       824,936
Less-Accumulated depreciation and amortization                         367,687       308,916       303,079       327,252
                                                                   -----------   -----------   -----------   -----------
Property, plant and equipment, net                                     467,281       457,306       465,838       497,684

Leased property under capital leases                                    47,115        12,265        12,442        20,633
Less-Accumulated amortization                                            2,522         6,882         6,389         9,377
                                                                   -----------   -----------   -----------   -----------

Leased property under capital leases, net                               44,593         5,383         6,053        11,256

Investment in Piedmont Coca-Cola Bottling
 Partnership                                                                          60,203        60,229
Other assets                                                            61,909        52,140        60,544        66,087
Franchise rights and goodwill                                          607,007       335,662       338,549       609,665
Other identifiable intangible assets                                     6,658        10,396        11,644        11,644
                                                                   -----------   -----------   -----------   -----------


Total                                                              $ 1,365,788   $ 1,064,459   $ 1,077,210   $ 1,362,055
                                                                   ===========   ===========   ===========   ===========




* Certain prior year amounts have been reclassified to conform to current year classifications.
**Certain prior year amounts have been reclassified to conform to current year classifications and include the financial position of Piedmont Coca-Cola Bottling Partnership as if it were consolidated with that of the Company beginning January 1, 2001.

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
In Thousands


                                                                                                                    Pro forma
                                                                      Sept. 29,       Dec. 30,       Sept. 30,      Sept. 30,
                                                                        2002            2001           2001*          2001**
                                                                      ----------     -----------    -----------     -----------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Portion of long-term debt payable within one year                     $  154,731     $   56,708      $   56,891      $  154,391
Current portion of obligations under capital leases                        3,717          1,489           1,713           2,839
Accounts payable, trade                                                   35,238         28,370          31,163          36,620
Accounts payable to The Coca-Cola Company                                 41,477          7,925           9,543          10,070
Due to Piedmont Coca-Cola Bottling Partnership                                           24,682          23,746
Other accrued liabilities                                                 66,985         49,169          44,453          52,300
Accrued compensation                                                      16,912         17,350          11,817          12,201
Accrued interest payable                                                  16,179         11,878          13,310          15,314
                                                                      ----------     ----------      ----------      ----------
  Total current liabilities                                              335,239        197,571         192,636         283,735
                                                                      ----------     ----------      ----------      ----------

Deferred income taxes                                                    170,012        133,743         149,309         173,432
Pension and retiree benefit obligations                                   31,603         37,203          24,950          24,950
Other liabilities                                                         61,782         57,770          51,170          56,068
Obligations under capital leases                                          41,985            935           1,256           4,465
Long-term debt                                                           620,125        620,156         626,256         733,756
                                                                      ----------     ----------      ----------      ----------
  Total liabilities                                                    1,260,746      1,047,378       1,045,577       1,276,406
                                                                      ----------     ----------      ----------      ----------

Minority interest                                                         62,332                                         54,302

Stockholders' Equity:
Common Stock                                                               9,653          9,454           9,454           9,454
Class B Common Stock                                                       3,009          2,989           2,989           2,989
Capital in excess of par value                                            94,209         91,004          93,192          93,192
Retained earnings (accumulated deficit)                                    9,176        (12,307)        (10,635)        (10,921)
Accumulated other comprehensive loss                                     (12,083)       (12,805)         (2,113)         (2,113)
                                                                      ----------     ----------      ----------      ----------
                                                                         103,964         78,335          92,887          92,601
Less-Treasury stock, at cost:
 Common                                                                   60,845         60,845          60,845          60,845
 Class B Common                                                              409            409             409             409
                                                                      ----------     ----------      ----------      ----------
  Total stockholders' equity                                              42,710         17,081          31,633          31,347
                                                                      ----------     ----------      ----------      ----------

Total                                                                 $1,365,788     $1,064,459      $1,077,210      $1,362,055
                                                                      ==========     ==========      ==========      ==========


Coca-Cola Bottling Co. Consolidated

RECONCILIATION OF COMPARABLE 2001 NET INCOME (UNAUDITED)
In Thousands

This schedule is intended to provide the information necessary to compute comparable 2001 net income.


                                                                     Third               First Nine
                                                                  Quarter 2001*          Months 2001*
                                                                  ------------           -----------

Income before income taxes                                             $ 8,309               $13,232

Add:  Reduction in amortization expense as if
 SFAS 142 was adopted as of January 1, 2001                              5,167                15,491


Less:  Adjustment to minority interest related
 to Piedmont's amortization expense                                        954                 2,861
                                                                       -------               -------

Adjusted income before income taxes                                     12,522                25,862

Federal and state income taxes (excluding income
 tax benefit recorded in 3rd quarter 2001)                               4,946                10,215
                                                                       -------               -------

Comparable 2001 net income                                             $ 7,576               $15,647
                                                                       =======               =======

2002 net income                                                        $ 9,539               $23,700
Comparable 2001 net income                                             $ 7,576               $15,647
% change                                                                   26%                   51%



* Includes the results of operations of Piedmont as if it were consolidated with those of the Company beginning January 1, 2001.